UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2009
ACCENTURE SCA
(Exact name of Registrant as specified in its charter)

Luxembourg (State or other jurisdiction of incorporation)	000-49713 (Commission File Number)	98-351796 (I.R.S. Employer Identification No.)
46A, Avenue J.F. Kennedy
L-1855 Luxembourg
(Address of principal executive offices)
Registrant’s telephone number, including area code: (352) 26 42 35 00
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities
On July 31, 2009, Accenture SCA, through its subsidiary Accenture International S.a.r.l., finalized the transfer of 9,975,461 Accenture SCA Class III common shares to Accenture Ltd in connection with transactions related to Accenture Ltd’s issuance of Accenture Ltd Class A common shares delivered pursuant to outstanding options awards, grants of restricted share units and voluntary equity investment program share purchases under Accenture’s equity compensation plans. Accenture International S.a.r.l. received approximately $340.8 million in total cash and receivables in exchange for the 9,975,461 Accenture SCA Class III common shares transferred to Accenture Ltd.
The Accenture SCA Class III common shares were transferred in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, on the basis that the transaction did not involve any public offering. Accenture SCA Class III common shares are convertible into Accenture SCA Class II common shares by a resolution of an extraordinary meeting of Accenture SCA’s shareholders. The conversion ratio is 1 Class III common share for 10 Class II common shares.
After June 26, 2009 (the date of Accenture SCA’s filing of its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission) and prior to July 31, 2009 Accenture SCA and its subsidiaries transferred an additional 699,144 Accenture SCA Class III common shares to Accenture Ltd for similar purposes in unregistered transactions. In aggregate, 10,674,605 Accenture SCA Class III common shares (including the 9,975,461 shares described above) have been transferred to Accenture Ltd since the filing of Accenture SCA’s Form 10-Q on June 26, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 6, 2008	ACCENTURE SCA, represented by its General Partner, Accenture Ltd, itself represented by its duly authorized signatory

/s/ Douglas G. Scrivner
Name: Douglas G. Scrivner